As filed with the Securities and Exchange Commission on February 25, 2019

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	757 N. Eldridge Parkway Houston, Texas 77079 (281) 870-5000	72-0593134
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

John M. Freeman

Executive Vice President,

Chief Legal Officer & Corporate Secretary

757 N. Eldridge Parkway

Houston, Texas 77079

(281) 870-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ted W. Paris

James H. Mayor

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share, to be issued upon exercise of warrants	6,773,094(2)(3)	$7.26(4)	$49,172,662.44(4)	$5,959.73
Common Stock, par value $1.00 per share, that may be issued upon redemption of Redeemable Preferred Stock	— (2)	—	—	— (5)
Total				5,959.73

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover an indeterminate number of additional shares of common stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

(2)

The Registrant is also registering an indeterminate number of shares of common stock that may be issued (i) upon exercise of the Warrants (as defined below) pursuant to anti-dilution adjustments of the Warrants and (ii) upon redemption of the Redeemable Preferred Stock in connection with certain change-of-control transactions.

(3)

Includes 6,773,094 shares of common stock that may be issued upon exercise of the Series A warrants that the Registrant issued to the selling stockholders in a November 2018 private placement (the “Warrants”)

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices as reported on the New York Stock Exchange on February 19, 2019.

(5)

In reliance on and in accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant is deferring payment of the registration fee with respect to the number of shares of common stock that may become issuable upon redemption of the Redeemable Preferred Stock.

Prospectus

MCDERMOTT INTERNATIONAL, INC.

6,773,094 Shares of Common Stock

Offered by Selling Stockholders

This prospectus covers the resale by the selling stockholders identified in this prospectus of up to an aggregate of 6,773,094 shares of our common stock, par value $1.00 per share (our “common stock”), that may be issued upon exercise of the Series A warrants (the “Warrants”) that we issued in a private placement in November 2018. This prospectus also relates to an indeterminate number of shares of our common stock that may be issued upon redemption of our 12% redeemable preferred stock, par value $1.00 per share (the “Redeemable Preferred Stock”) (which we issued in the same private placement), in connection with certain change-of-control transactions, as well as upon exercise of the Warrants as a result of anti-dilution adjustments.

We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of shares of common stock by the selling stockholders. We will only receive proceeds from the selling stockholders upon exercise of the Warrants to the extent we do not elect to “net” exercise any of the warrants.

These securities may be offered and sold by the selling stockholders from time to time in accordance with the provisions set forth under “Plan of Distribution.” The selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, who may receive compensation in the form of discounts, concessions or commissions, or directly to purchasers, on a continuous or delayed basis. The selling stockholders may offer and sell these securities at various times in amounts, at prices and on terms to be determined by market conditions and other factors at the time of such offerings. This prospectus describes the general terms of these securities and the general manner in which the selling stockholders will offer and sell these securities. A prospectus supplement may be used to describe the specific manner in which the selling stockholders will offer and sell these securities and also may add, update or change information contained or incorporated by reference in this prospectus. The names of underwriters, if any, will be stated in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “MDR.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section on page 1 of this prospectus. In addition, risk associated with any investment in our securities may be described in the applicable prospectus supplement and our other filings with the Securities and Exchange Commission, as described in the “Risk Factors” section on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2019.

i

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, the selling stockholders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of us and the securities that may be offered by the selling stockholders. To the extent that any selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, each time securities are offered by the selling stockholders pursuant to this prospectus, the selling stockholders may be required to provide you with this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling stockholders and the terms of the securities being offered. A prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectus made available by us. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

The Company

McDermott International, Inc. (“McDermott,” “we,” “our” or “us”), a corporation incorporated under the laws of the Republic of Panama in 1959, is a fully-integrated provider of engineering, procurement, construction and installation (“EPCI”) and technology solutions to the energy industry. On May 10, 2018, we completed our combination with Chicago Bridge & Iron Company N.V. (“CB&I”) through a series of transactions. We design and build end-to-end infrastructure and technology solutions, from the wellhead to the storage tank, to transport and transform oil and gas into a variety of products. Our proprietary technologies, integrated expertise and comprehensive solutions are utilized for offshore, subsea, power, liquefied natural gas (“LNG”) and downstream energy projects around the world. Our customers include national, major integrated and other oil and gas companies as well as producers of petrochemicals and electric power, and we operate in most major energy producing regions throughout the world. We execute our contracts through a variety of methods, principally fixed-price, but also including cost reimbursable, cost-plus, day-rate and unit-rate basis or some combination of those methods.

In this prospectus, unless the context otherwise indicates, “McDermott,” “we,” “our” and “us” mean McDermott International, Inc. and its consolidated subsidiaries. Our principal executive offices are located at 757 N. Eldridge Parkway, Houston, Texas 77079, and our telephone number at that location is (281) 870-5000.

Risk Factors

Investing in our securities involves risks. You should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a Web site that contains information we have filed electronically with the SEC, which you can access over the Internet at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits we have filed with the SEC. You may refer to the registration statement and exhibits for more information about us and the securities. The registration statement and exhibits are available at the SEC’s public reference room or through its Web site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information “furnished” and not “filed” with the SEC, unless we specifically provide that such “furnished” information is to be incorporated by reference) after the date of this prospectus and until the termination of this offering. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2018; and

•

the description of our common stock contained in our registration statement on our Form 8-A filed with the SEC on December 7, 1982, as amended by our Form 8-A/A filed with the SEC on December 11, 2001.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing to or telephoning us at:

McDermott International, Inc.

757 N. Eldridge Parkway

Houston, Texas 77079

Attention: Investor Relations

Telephone: (281) 870-5000

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any prospectus supplement and any free writing prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Enforceability of Civil Liabilities

We are a corporation organized under the laws of the Republic of Panama, and a substantial amount of our assets are or may be located in jurisdictions outside the United States. Accordingly, it may be difficult or impossible to enforce judgments against us, including judgments predicated on the civil liability provisions of the federal securities laws of the United States. Because a substantial amount of our assets are located outside the United States, any judgment obtained in the United States against us may not be fully collectible in the United States. In addition, treaties may not exist in all cases for the recognition of the enforcement of a judgment or order of a foreign court. We have been advised by our counsel in the Republic of Panama, Arias, Fabrega and Fabrega, that courts in the Republic of Panama will enforce a foreign judgment for a liquidated amount in civil matters, subject to obtaining a writ from the Supreme Court of Panama, which would require the satisfaction of certain conditions and exceptions, including that: (1) the foreign court that granted the judgment grants reciprocity to the enforcement of judgments of courts of the Republic of Panama (which, in practice, the Supreme Court of Panama will presume to be the case, unless proved otherwise); (2) the party against whom the judgment was rendered, or its agent, was personally (not by mail) served in such action; (3) the judgment arises out of a personal action (i.e., not an “in rem” action) against the defendant; (4) the obligation in respect of which the judgment was rendered is lawful in the Republic of Panama and does not contradict the public policy of Panama; (5) the judgment is properly authenticated by diplomatic or consular officers of the Republic of Panama or pursuant to the 1961 Hague Convention Abolishing the Requirement of Legalisation of Foreign Public Documents; and (6) a copy of the final judgment is translated into Spanish by a licensed translator in Panama. Subject to customary assumptions, Arias, Fabrega and Fabrega has advised us that they know of no current public policy that would prevent or hinder the enforcement of such a final judgment in the Republic of Panama. Courts in the Republic of Panama will not enforce in original actions liabilities predicated solely on the United States federal securities laws.

Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections and estimates concerning the scope, execution, timing and success of specific projects and our future RPOs, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as “achieve,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy” or other words that convey the uncertainty of future events or outcomes. Sometimes we will specifically describe a statement as being a forward-looking statement and refer to this cautionary statement. In addition, various statements in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	expectations regarding our recently completed combination with CB&I and the anticipated benefits of combining CB&I’s business with McDermott’s business;

•	future levels of revenues, operating margins, operating income, cash flows, net income or earnings per share;

•	the outcome of project awards and scope, execution and timing of specific projects, including timing to complete and cost to complete these projects;

•

future project activities, including the commencement and subsequent timing of marine or installation campaigns on specific projects, and the ability of projects to generate sufficient revenues to cover our fixed costs;

•	estimates of revenue over time and contract profits or losses;

•

expectations regarding the acquisition or divestiture of assets, including expectations regarding the sale of our storage tanks and U.S. pipe fabrication businesses and the timing of, and use of the proceeds from, those transactions;

•	anticipated levels of demand for our products and services;

•	global demand for oil and gas and fundamentals of the oil and gas industry;

•	expectations regarding offshore development of oil and gas;

•	market outlook for the EPCI market;

•	expectations regarding cash flows from operating activities;

•	expectations regarding remaining performance obligations;

•	future levels of capital, environmental or maintenance expenditures;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	the adequacy of our sources of liquidity and capital resources;

•	interest expense;

•	the effectiveness of our derivative contracts in mitigating foreign currency risk;

•	results of our capital investment program;

•	the impact of U.S. tax reform on our tax position;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

These forward-looking statements speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	general economic and business conditions and industry trends;

•	general developments in the industries in which we are involved;

•	the volatility of oil and gas prices;

•	decisions about capital investment to be made by oil and gas companies and other participants in the energy and natural resource industries, demand from which is the largest component of our revenues;

•

other factors affecting future levels of demand, including investments across the natural gas value chain, including LNG and petrochemicals, investments in power and petrochemical facilities and investments in various types of facilities that require storage structures and pre-fabricated pipe;

•	the highly competitive nature of the businesses in which we are engaged;

•	uncertainties as to timing and funding of new contract awards;

•	our ability to appropriately bid, estimate and effectively perform projects on time, in accordance with the schedules established by the applicable contracts with customers;

•	changes in project design or schedule;

•	changes in scope or timing of work to be completed under contracts;

•

cost overruns on fixed-price or similar contracts or failure to receive timely or proper payments on cost-reimbursable contracts, whether as a result of improper estimates, performance, disputes or otherwise;

•	changes in the costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors;

•	risks associated with labor productivity;

•	cancellations of contracts, change orders and other modifications and related adjustments to RPOs and the resulting impact from using RPOs as an indicator of future revenues or earnings;

•	the collectability of amounts reflected in change orders and claims relating to work previously performed on contracts;

•	our ability to settle or negotiate unapproved change orders and claims and estimates regarding liquidated damages;

•	the capital investment required to construct new-build vessels and maintain and/or upgrade our existing fleet of vessels;

•	the ability of our suppliers and subcontractors to deliver raw materials in sufficient quantities and/or perform in a timely manner;

•	volatility and uncertainty of the credit markets;

•	our ability to comply with covenants in our credit agreements and other debt instruments and the availability, terms and deployment of capital;

•

the unfunded liabilities of our pension and other post-retirement plans, which may negatively impact our liquidity and, depending upon future operations, may impact our ability to fund our pension obligations;

•	the continued availability of qualified personnel;

•

the operating risks normally incident to our lines of business, which could lead to increased costs and affect the quality, costs or availability of, or delivery schedule for, equipment, components, materials, labor or subcontractors and give rise to contractually imposed liquidated damages;

•	natural or man-caused disruptive events that could damage our facilities, equipment or our work-in-progress and cause us to incur losses and/or liabilities;

•	equipment failure;

•	changes in, or our failure or inability to comply with, government regulations;

•	adverse outcomes from legal and regulatory proceedings;

•	impact of potential regional, national and/or global requirements to significantly limit or reduce greenhouse gas and other emissions in the future;

•	changes in, and liabilities relating to, existing or future environmental regulatory matters;

•	changes in tax laws;

•

the continued competitiveness and availability of, and continued demand and legal protection for, our intellectual property assets or rights, including the ability of our patents or licensed technologies to perform as expected and to remain competitive, current, in demand, profitable and enforceable;

•	our ability to keep pace with rapid technological changes or innovations;

•	the risk that we may not be successful in updating and replacing current information technology and the risks associated with information technology systems interruptions and cybersecurity threats;

•	the risks associated with failures to protect data privacy in accordance with applicable legal requirements and contractual provisions binding upon us;

•	the consequences of significant changes in interest rates and currency exchange rates;

•	difficulties we may encounter in obtaining regulatory or other necessary approvals of any strategic transactions;

•	the risks associated with integrating acquired businesses;

•	the risks associated with forming and operating joint ventures, including exposure to joint and several liability for failures in performance by our co-venturers;

•	social, political and economic situations in countries where we do business;

•	the risks associated with our international operations, including risks relating to local content or similar requirements;

•	foreign currency risks and interest rate risks and our ability to properly manage or hedge those or similar risks;

•	interference from adverse weather or sea conditions;

•	the possibilities of war, other armed conflicts or terrorist attacks;

•	the effects of asserted and unasserted claims and the extent of available insurance coverages;

•	our ability to obtain surety bonds, letters of credit and new financing arrangements;

•	our ability to maintain builder’s risk, liability, property and other insurance in amounts and on terms we consider adequate and at rates that we consider economical;

•	the aggregated risks retained in our captive insurance subsidiaries; and

•	the impact of the loss of insurance rights as part of the Chapter 11 Bankruptcy settlement concluded in 2006 involving several of our former subsidiaries.

We believe the items we have outlined above are important factors that could cause estimates in our financial statements to differ materially from actual results and those expressed in a forward-looking statement made in this prospectus, any prospectus supplement, the documents incorporated herein by reference or elsewhere by us or on our behalf. We have discussed many of these factors in more detail elsewhere in the documents we have incorporated by reference and may discuss these factors in more detail in any prospectus supplement. These factors are not necessarily all the factors that could affect us. Unpredictable or unanticipated factors we have not discussed in this prospectus could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises, except as required by applicable securities laws and regulations. We advise investors that they should (1) be aware that factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

Use of Proceeds

We will not receive any of the proceeds from the sale or other disposition of shares of common stock by the selling stockholders pursuant to this prospectus.

A portion of the shares of common stock covered by this prospectus is issuable upon exercise of the Warrants to purchase an aggregate of 6,773,094 shares of common stock. The Warrants may be exercised for shares of our common stock either, at our election, upon payment of the exercise price in cash or on a cashless “net” exercise basis. We will only receive proceeds from the selling stockholders upon exercise of the Warrants to the extent we do not elect to “net” exercise any of the warrants.

Description of Capital Stock

Our authorized capital stock consists of:

•	255,000,000 shares of common stock; and

•	25,000,000 shares of preferred stock, issuable in series.

Each authorized share of common stock has a par value of $1.00. Each authorized share of preferred stock has a par value of $1.00. As of February 25, 2019, 180,796,580 shares of common stock were issued and outstanding, and 2,843,982 shares of common stock were held as treasury stock. As of February 25, 2019, 300,000 shares of preferred stock were issued and outstanding. As of that date, the only issued and outstanding series of our preferred stock is the Redeemable Preferred Stock, which is discussed below.

In the discussion that follows, we have summarized the material provisions of our amended and restated articles of incorporation, as amended (our “articles of incorporation”), the certificate of designation with respect to the Redeemable Preferred Stock (the “Certificate of Designation”) and our amended and restated by-laws (our “by-laws”) relating to our capital stock. This discussion is subject to the relevant provisions of Panamanian Law and is qualified in its entirety by reference to our articles of incorporation and our by-laws. You should read the provisions of our articles of incorporation, the Certificate of Designation and by-laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. See “Where You Can Find More Information.”

Common Stock

Each share of common stock has one vote in the election of each director and on all other matters voted on generally by the stockholders. No share of common stock has any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting us.

The presence at a meeting of our stockholders, in person or by proxy, of holders of a majority of the outstanding shares of common stock as of the record date for that meeting will constitute a quorum. Some business combination transactions require more than a simple majority vote. We have described these business combination transactions below under “—Other Matters—Business Combination Transactions Requiring More Than a Majority Vote.” Otherwise, stockholder approvals generally require the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote and actually voting on the matter.

Holders of common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We generally do not pay cash dividends, and we intend to retain future earnings to provide funds for use in the operation and expansion of our business. In addition, the payment of dividends on the common stock may be limited by obligations we may have to holders of any preferred stock or by the provisions of the terms of the loan agreements, indentures and other agreements we may enter into from time to time.

If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we may offer and sell under this prospectus will also be fully paid and nonassessable.

Our outstanding shares of the common stock are listed on the New York Stock Exchange and trade under the symbol “MDR.” Any additional shares of common stock we may offer and sell under this prospectus will also be listed on the New York Stock Exchange.

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Redeemable Preferred Stock

General

Under the terms of our articles of incorporation, our board of directors has designated 300,000 of the 25,000,000 authorized shares of preferred stock as our 12% Redeemable Preferred Stock, par value $1.00 per share. On November 29, 2018 (the “Issue Date”), we issued to certain investment funds affiliated with The Goldman Sachs Group, Inc. (the “Purchasers”) 300,000 shares of Redeemable Preferred Stock pursuant to the Securities Purchase Agreement, dated as of October 30, 2018, by and between us and West Street Capital Partners VII Offshore Investments, L.P. (the “Securities Purchase Agreement”). The following description of the terms of the Redeemable Preferred Stock is qualified in its entirety by reference to the terms of the Certificate of Designation, a copy of which has been included as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by this reference.

Rank

The Redeemable Preferred Stock ranks:

•

senior to all classes of our common stock and each other class or series of our capital stock established after the Issue Date by our board of directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Redeemable Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“Junior Stock”);

•

on parity with any class or series of our capital stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“Parity Stock”); and

•

junior to each class of our capital stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Redeemable Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (“Senior Stock”).

Dividends; Liquidation; Maturity

The Redeemable Preferred Stock has an initial Accreted Value (as defined in the Certificate of Designation) of $1,000 per share. Subject to the rights of holders of any Senior Stock, the holders of our Redeemable Preferred

Stock are entitled to receive cumulative compounding preferred cash dividends quarterly in arrears at a fixed rate of 12.0% per annum compounded quarterly (of which 3.0% accrues each quarter) on the Accreted Value per share (the “Dividend Rate”) (equal to $120 per share annualized). Dividends on the Redeemable Preferred Stock will accrue on a daily basis, whether or not declared. Quarterly dividends will be payable only when, as and if authorized and declared by our board of directors. If a cash dividend is not declared and paid in respect of any dividend payment period ending on or prior to December 31, 2021, then the Accreted Value of each outstanding share of Redeemable Preferred Stock will automatically be increased by the amount of the dividend otherwise payable for such dividend payment period, except that the applicable dividend rate for this purpose is 13.0% per annum. Such automatic increase in the Accreted Value of each outstanding share of Redeemable Preferred Stock is in full satisfaction of the preferred dividend that would have otherwise accrued for such dividend payment period. If we fail to pay in full any cash dividends when due and payable for any quarter after December 31, 2021, then the holders of the Redeemable Preferred Stock will be entitled to additional rights, as described below.

The Redeemable Preferred Stock has a liquidation preference equal to the then applicable Minimum Return (the “Liquidation Preference”) plus accrued and unpaid dividends. The Liquidation Preference will initially be equal to $1,200. The “Minimum Return” is equal to a multiple of MOIC (as defined in the Certificate of Designation) as follows, exclusive of cash dividends previously paid:

•	prior to January 1, 2020, a MOIC multiple of 1.2;

•	on or after January 1, 2020 but prior to January 1, 2022, a MOIC multiple of 1.25;

•	on or after January 1, 2022 but prior to January 1, 2023, a MOIC multiple of 1.20;

•	on or after January 1, 2023 but prior to January 1, 2025, a MOIC multiple of 1.15; and

•	on or after January 1, 2025, a MOIC multiple of 1.20.

The Redeemable Preferred Stock has no stated maturity and will remain outstanding indefinitely unless repurchased or redeemed by us.

Redemption

Optional Redemption

We may redeem the Redeemable Preferred Stock at any time for an amount per share of Redeemable Preferred Stock equal to the Liquidation Preference of each such share plus all accrued dividends on such share (such amount per share, the “Redemption Consideration”).

Holder Redemption Right

At any time after the seventh anniversary of the Issue Date, each holder of the Redeemable Preferred Stock may elect to have us fully redeem such holder’s then outstanding Redeemable Preferred Stock in cash, to the extent that we have funds legally available therefor, at a redemption price per share equal to the Redemption Consideration for each share.

Change of Control

Upon a Change of Control (as defined below), if we have not previously redeemed the Redeemable Preferred Stock as described under “ —Redemption—Optional Redemption” and the holders of a majority of the then-outstanding Redeemable Preferred Stock do not agree with us to an alternative treatment, then in connection with such change of control, each holder may elect either: (1) to cause us to redeem all, but not less than all, of its outstanding Redeemable Preferred Stock at a redemption price per share equal to the Redemption Consideration, which will be payable in full in cash or, if any of the 10.625% senior notes due 2024 (the “Senior Notes”) issued by certain of our subsidiaries (and guaranteed by us) are then outstanding, payable partially in cash in an amount equal to 101% of the Share Purchase Price (as defined in the Certificate of Designation) (or such lower amount as may be required under the indenture governing such senior notes) and the remainder in our common stock based on a per share price equal to 96% of the volume-weighted average price of our common stock on the New York Stock Exchange during the 10 trading days prior to the announcement of such change of control; (2) to receive a substantially equivalent security to the Redeemable Preferred Stock in the surviving entity of the change of control; or (3) to continue to hold the Redeemable Preferred Stock if we are the surviving entity in the change of control. However, any such redemption in cash will be tolled until a date that will not result in the Redeemable Preferred Stock being characterized as “disqualified stock,” “disqualified equity interest” or a similar concept under our debt instruments.

“Change of Control” means the occurrence of any of the following:

(1)

the consummation of an acquisition the result of which is that a “person” or “group” (each within the meaning of Section 13(d) of the Exchange Act) has become the direct or indirect Beneficial Owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of, or directly or indirectly controls, more than 50% of the voting power of our total outstanding voting stock on a fully diluted basis;

(2)

the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of our properties and assets or the properties and assets of our subsidiaries (i) substantially as an entirety or (ii) in a manner that gives rise to the obligation of the issuers under the indenture governing the Senior Notes, to make an offer to purchase the notes issued thereunder pursuant to Section 4.14 of that indenture;

(3)

the consummation of any other transaction or series of transactions (whether by recapitalization, merger or otherwise) in which we (or a wholly owned subsidiary (immediately prior to such transaction) of us) are not the survivor or successor entity;

(4)

the consummation of a merger, consolidation or other business combination transaction which results in our common stock (or other securities into which shares of common stock have been converted or exchanged) not being listed on one of the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market (or any of their respective successors) or any other major national securities exchange or automated quotation system; or

(5)	the adoption by our stockholders of a plan relating to our liquidation or dissolution;

provided, however, that (x) none of the transactions described in clause (1), (3), or (4) above would constitute a “Change of Control” if the holders of our common stock immediately prior to such transaction continue to own, directly or indirectly, more than 50% of the voting power of the outstanding common equity interests of the surviving corporation or transferee, as the case may be, or the parent entity thereof, immediately after the completion of such transaction and (y) none of the transactions described in clause (1), (2) or (3) above would constitute a “Change of Control” if such transaction is effected solely to change our jurisdiction of formation or to form a holding company for us and, in either case, results in a share exchange or reclassification or similar exchange of our outstanding common stock solely into common stock of the surviving entity or new holding company.

Consent Rights; Board Observer

So long as there are any shares of Redeemable Preferred Stock outstanding, the consent of the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock will be necessary for us or any of our wholly owned subsidiaries to effect, subject to certain exceptions:

(1)

any amendment, modification, alteration or supplement to our amended and restated articles of incorporation or the Certificate of Designation in a manner that would adversely affect the rights, preferences, privileges or power of the Redeemable Preferred Stock;

(2)

the issuance of stock senior to or on parity with the Redeemable Preferred Stock, or convertible or exercisable into such senior or parity stock, or preferred stock that would share voting rights with the Redeemable Preferred Stock;

(3)	a filing for bankruptcy or certain comparable actions;

(4)	certain distributions on or repurchases of our common stock or junior stock;

(5)	the incurrence of indebtedness that would cause us to exceed a specified leverage ratio;

(6)

the entry into or amendment of certain debt agreements that would expressly prohibit or be more restrictive on dividends or redemption payments on the Redeemable Preferred Stock than those existing on the Closing Date;

(7)

the entry into a change of control transaction if our debt agreements would prohibit or otherwise prevent the redemption contemplated under “—Change of Control” above, unless we redeem or otherwise satisfy the Redeemable Preferred Stock in cash at the Minimum Return plus accrued and unpaid dividends prior to or concurrently with such change of control transaction;

(8)	certain restricted payments and payments on junior priority indebtedness;

(9)	certain equity issuances of subsidiaries or, if prohibited under our debt agreements, the formation of certain subsidiaries or the making of certain investments; or

(10)	certain transactions with affiliates.

For as long as the Purchasers own at least 51% of the outstanding shares of the Redeemable Preferred Stock, the Purchasers will be entitled to designate one board observer to attend meetings of our board of directors, except during the term of office of any Preferred Director (as defined below). For so long as the Purchasers own at least 25% but less than 51% of the outstanding shares of the Redeemable Preferred Stock, other than during the term of office of any Preferred Director, the Purchasers will be entitled to receive, upon request, the same materials that a board observer would have received but will not be entitled to attend meetings of our board of directors.

Additional Holder Rights

If we fail to pay in full any cash dividends when due and payable for any quarter after December 31, 2021, then, until such failure is cured by payment in full of all arrearages: (1) dividends on the Redeemable Preferred Stock will thereafter accrue at the Dividend Rate plus an additional 0.25% per dividend payment period (1.0% per annum) upon each such failure up to an additional 1.0% per dividend payment period (4.0% per annum) in the aggregate (the “Payment Default Rate”); and (2) the amount of such accrued but unpaid cash dividends will constitute arrearages that accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Payment Default Rate until paid.

Furthermore, if we fail to pay in cash the quarterly dividend in respect of any two consecutive quarters after December 31, 2021 or if at any time we fail to redeem the Redeemable Preferred Stock in cash as required by the Certificate of Designation in connection with a holder’s exercise of its redemption right or in connection with a change of control, then a majority of the holders of the then-outstanding shares of Redeemable Preferred Stock, voting as a separate class, will be entitled to elect one director (the “12% Redeemable Preferred Director”) to our board of directors to serve until such time as all such dividends in arrears or redemption payments, as applicable, have been paid in full in cash.

Limitation on Directors’ Liability

Our articles of incorporation limit the liability of the members of our board of directors by providing that no director will be personally liable to us or our stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our by-laws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Other Matters

Some of the provisions of our articles of incorporation and by-laws and Panamanian laws discussed below may have the effect, either alone or in combination, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

Action by Written Consent

Under Panamanian Law, our stockholders may act by written consent without a meeting. However, any such consent must be either: (1) signed by all our stockholders or their respective representatives or proxies; or (2) signed by the holders of at least a majority of our outstanding shares of capital stock entitled to vote (or, in the case of an amendment to the provisions of our articles of incorporation described below relating to business combination transactions or the number, election and classification of directors, the holders of at least two-thirds of our outstanding shares of capital stock entitled to vote) or their respective representatives or proxies, provided that written waivers of a meeting are obtained by all stockholders who have not signed the written consent (which waivers may be obtained after the consents have been obtained). The practical effect of these provisions is that our stockholders cannot take action by written consent without unanimous concurrence by the stockholders in the action to be taken.

Business Combination Transactions Requiring More Than a Majority Vote

Under our articles of incorporation, whenever applicable law requires the vote or consent of our stockholders to authorize or approve a sale, lease or exchange of all or substantially all our property or assets or to adopt or approve an agreement of merger or consolidation of our company with or into any other corporation or to merge any other corporation into our company, the vote of at least two-thirds of our outstanding capital stock entitled to vote on that transaction is required for any such authorization, adoption or approval.

The super-majority requirement described above could:

•	cause a delay, deferral or prevention of a change in control of our company;

•	entrench management; or

•	make it more difficult to effect a business combination transaction even if the transaction is favored by a majority of our stockholders.

Filling Vacancies on our Board of Directors

Although members of our board of directors may be removed by a majority vote of our stockholders entitled to vote in the election of directors and actually voting on the matter, our articles of incorporation provide that any vacancies will be filled only by the affirmative vote of a majority of our remaining directors, even if less than a quorum. Therefore, without an amendment to our articles of incorporation, our board of directors could prevent any stockholder from removing directors or enlarging our board of directors and filling the vacancies with that stockholder’s own nominees.

Stockholder Board Nominations and Other Proposals

Our by-laws establish an advance-notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of our stockholders. Our by-laws provide that, at any meeting of our stockholders, only such business may be conducted as shall have been brought before the meeting by or at the direction of our board of directors or by a stockholder who has given timely written notice meeting the requirements we describe below and who is a stockholder of record as of the time such stockholder gives that notice and will be entitled to vote at the meeting.

Under these provisions, for notice of stockholder director nominations or proposals to be made at an annual meeting to be timely, the notice must generally be received by us:

•	not less than 120 days nor more than 180 days prior to the first anniversary of the previous year’s annual meeting of stockholders; or

•

if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after that anniversary date, not earlier than the 180th day before the meeting and not later than the close of business on the later of (1) the 120th day before the meeting and (2) the tenth day after we first make a public announcement of the date of the meeting.

Under the by-laws, a stockholder’s notice to us proposing to nominate an individual for election as a director or relating to the conduct of business other than the nomination of directors at a meeting must contain specified information, including:

•	the name and address of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made;

•

a representation that the stockholder is entitled to vote at the meeting and a statement of the number of shares of our capital stock the stockholder owns and the number of shares of our capital stock the beneficial owner, if any, beneficially owns;

•	a representation that the stockholder intends to appear in person or by proxy at that meeting to nominate the person or persons or to propose the business specified in the notice; and

•	either,

•

as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of that person and all other information regarding that nominee which would be required in a proxy statement filed under the SEC’s rules if our board of directors had nominated that nominee, and a description of any arrangements or understandings between the stockholder and that nominee and any other persons under which the nomination is to be made, and the written consent of each such nominee to being named in the proxy statement as a nominee and to serve as a director if elected, or

•

as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting that business at the meeting and any material interest of the stockholder in that business.

The chairman of the meeting may refuse to permit any business to be brought before a meeting by a stockholder if that business was not brought before the meeting in compliance with the advance-notice provisions.

The advance-notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to our company and our stockholders.

Amendments to Articles of Incorporation and By-Laws

An amendment to our articles of incorporation generally requires the approval of the holders of a majority of our outstanding capital stock entitled to vote and actually voting on the amendment. However, the affirmative vote of two-thirds of our outstanding capital stock entitled to vote is required to amend, alter, change or repeal the provisions of our articles of incorporation regarding:

•	the votes required for business combinations described above, and

•	the number and election of our directors.

Our board of directors may amend, alter or repeal our by-laws and adopt new by-laws. In addition to requiring compliance with the advance-notice provisions described above, our by-laws provide that the vote of the holders of at least two-thirds of the voting power of the then outstanding shares of our capital stock entitled to vote is required for stockholders to amend, alter or repeal certain provisions of our by-laws relating to the powers and composition of our board of directors.

Panamanian Regulation of Acquisitions of Control

We are registered with the Panamanian National Securities Commission (the “PNSC”) and, as a result, we are subject to Decree No. 45 of December 5, 1977, of the Republic of Panama, as amended (the “Decree”). The Decree imposes certain restrictions on offers to acquire voting securities of a company registered with the PNSC if, following such an acquisition, the acquiror would own directly or indirectly more than 5% of the outstanding voting securities (or securities convertible into voting securities) of such company, with a market value of at least five million Balboas (approximately $5.0 million). Under the Decree, any such offeror would be required to provide McDermott with a declaration stating, among other things, the identity and background of the offeror, the source and amount of funds to be used in the proposed transaction and the offeror’s plans with respect to McDermott. In that event, the PNSC may, at our request, hold a public hearing as to the adequacy of the disclosure provided by the offeror. Following such a hearing, the PNSC would either determine that full and fair disclosure had been provided and that the offeror had complied with the Decree or prohibit the offeror from proceeding with the offer until it has furnished the required information and fully complied with the Decree. Under the Decree, such a proposed transaction cannot be consummated until 45 days after the delivery of the required declaration prepared or supplemented in a complete and accurate manner, and our board of directors may, in its discretion, within 15 days of receiving a complete and accurate declaration, elect to submit the transaction to a vote of our stockholders. In that case, the transaction could not proceed until approved by the holders of at least two-thirds of the voting power of the shares entitled to vote at a meeting held within 30 days of the date it is called. If such a vote is obtained, the shares held by the offeror would be required to be voted in the same proportion as all other shares that are voted in favor of or against the offer. If the stockholders approved the transaction, it would have to be consummated within 60 days following the date of that approval. The Decree provides for a civil right of action by stockholders against an offeror who does not comply with the provisions of the Decree. It also provides that certain persons, including brokers and other intermediaries who participate with the offeror in a transaction that violates the Decree, may be jointly and severally liable with the offeror for damages that arise from a violation of the Decree. We have a long-standing practice of not requiring a declaration under the Decree from passive investors who do not express any intent to exercise influence or control over our company and who remain as passive investors, so long as they timely file appropriate information on Schedule 13D or Schedule 13G under the Securities Exchange Act of 1934. This practice is consistent with advice we have received from our Panamanian counsel to the effect that our board of directors may waive the protection afforded by the Decree and not require declarations from passive investors who invest in our common stock with no intent to exercise influence or control over our company.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our stockholders.

Selling Stockholders

In November 2018, we completed the private placement of an aggregate of (1) 300,000 shares of the Redeemable Preferred Stock and (2) Warrants to purchase an aggregate of 6,773,094 shares of common stock, with an exercise price per share of $0.01, exercisable for shares of our common stock either, at our election, upon payment of the exercise price in cash or on a cashless “net” exercise basis. We received aggregate proceeds of approximately $289.5 million from the private placement (before payment of placement fees and related expenses). This prospectus covers the possible resale by the selling stockholders of 6,773,094 shares of common stock that may be issued upon exercise of the Warrants. This prospectus also relates to an indeterminate number of shares of our common stock that may be issued upon redemption of the Redeemable Preferred Stock in connection with certain change-of-control transactions and upon exercise of the Warrants as a result of anti-dilution adjustments. These securities are being registered pursuant to a registration rights agreement entered into with the selling stockholders in connection with the private placement (the “Registration Rights Agreement”). The Registration Rights Agreement grants the selling stockholders certain registration rights for shares of our common stock, including shares of common stock that may be issued upon exercise of the Warrants and shares of common stock that may be issued upon redemption of the Redeemable Preferred Stock in connection with certain change-of-control transactions. The Registration Rights Agreement provides that we will use our commercially reasonable efforts to prepare and file a shelf registration statement with the SEC within 90 days after the date of the Registration Rights Agreement and to cause such shelf registration statement to be declared effective as soon as practicable after its filing to permit the public resale of all registrable securities covered by the Registration Rights Agreement. The registration rights are transferable only in specified circumstances. The transfer of shares of common stock that may be issued upon exercise of the Warrants or upon a redemption of the Redeemable Preferred Stock in connection with certain change-of-control transactions is also subject to certain restrictions until the first anniversary of the date of issuance of the Redeemable Preferred Stock.

The following table sets forth information about the maximum number of shares of common stock that may be offered from time to time by the selling stockholders under this prospectus. The selling stockholders identified below may currently hold or acquire at any time shares in addition to those registered hereby. In addition, the selling stockholders identified below may sell, transfer, assign or otherwise dispose of some or all of their shares in transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the number of shares that will be held by the selling stockholders upon termination of this offering. Information concerning the selling stockholders may change from time to time. To the extent the selling stockholders or any brokers, dealers or agents that participate in the distribution of shares of the Redeemable Preferred Stock or common stock are deemed to be “underwriters” within the meaning of the Securities Act, any discounts, concessions, commissions or fees received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

To our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares of Redeemable Preferred Stock, Warrants and shares of common stock that may be issued in respect of the Redeemable Preferred Stock and Warrants and the rights and relationships described or incorporated by reference into this prospectus, including, pursuant to the Certificate of Designation: (1) for as long as the selling stockholders, their affiliates and their permitted transferees (as defined in the Securities Purchase Agreement), but only to the extent the selling stockholders have voting or dispositive power over the shares of Redeemable Preferred Stock held by such permitted transferees, beneficially own at least 51% of the outstanding shares of the Redeemable Preferred Stock, the right to designate an observer to attend all meetings of our board of directors and committees thereof and certain related information rights; and (2) the exclusive right of the holders of a majority of the then-outstanding shares of Redeemable Preferred Stock to appoint and elect one director to our board of directors in the event we fail to: (a) redeem the Redeemable Preferred Stock upon the request of the holders of the Redeemable Preferred Stock following the seventh anniversary of the date of issuance of the Redeemable Preferred Stock; (b) to pay a quarterly dividend in cash for two consecutive quarters after

December 31, 2021; or (c) redeem the Redeemable Preferred Stock if required to do so in connection with a change of control.

Based on information provided to us, while the selling stockholders are affiliates of a broker-dealer, they purchased the shares of Redeemable Preferred Stock and the Warrants to purchase common stock in the ordinary course of business, and, at the time of the purchase of such securities, they had no agreements or understandings, directly or indirectly, with any person to distribute such securities or the common stock underlying such securities. Additionally, affiliates of the selling stockholder have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation.

The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales.

	Shares Beneficially Owned Prior to Offering(1) (2)	Number of Shares Offered Hereby	Shares Beneficially Owned After Offering(3)
Name of Selling Stockholder	Common Stock	Common Stock	Common Stock	Percent of Outstanding Common Stock
Investment funds affiliated with The Goldman Sachs Group, Inc.(4)	6,773,094	6,773,094	—	—

(1)	Based on Warrants to purchase an aggregate of 6,773,094 shares of common stock.
(2)

The shares reflected in the table above do not include shares of common stock that may be issued upon redemption of the Redeemable Preferred Stock in connection with certain change-of-control transactions or shares to be issued upon exercise of the Warrants as a result of anti-dilution adjustments.

(3)	Assumes the selling stockholders sell all of the shares of common stock offered pursuant to this prospectus.
(4)

Shares shown as beneficially owned by investment funds affiliated with The Goldman Sachs Group, Inc. reflect an aggregate of the following record ownership: (i) 3,145,360 shares held by West Street Capital Partners VII Investments B, L.P.; (ii) 2,966,891 shares held by West Street Capital Partners VII Offshore Investments, L.P.; (iii) 73,842 shares held by West Street Capital Partners VII – Parallel B, L.P.; and (iv) 587,001 shares held by Apicorp Managed Account Investment Vehicle, L.P. (collectively, the “Goldman Sachs Funds”). Either West Street Capital Partners VII Advisors, LLC or West Street Capital Partners VII Advisors B, Ltd. (collectively, the “West Street GPs”) is the general partner of certain of the Goldman Sachs Funds. Goldman Sachs & Co. LLC is the investment manager of the Goldman Sachs Funds. Goldman Sachs & Co. LLC is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by the Goldman Sachs Funds, and the West Street GPs may be deemed to have the power to vote or direct the vote or dispose or direct the disposition of the shares owned by the Goldman Sachs Funds for which they serve as general partner. The Goldman Sachs Group, Inc., Goldman Sachs & Co. LLC and the West Street GPs disclaim beneficial ownership of the shares owned by the Goldman Sachs Funds, except to the extent of their respective pecuniary interest therein. The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC may be deemed to beneficially own an additional 233,951 shares of common stock (as of February 13, 2019). The address for The Goldman Sachs Group, Inc., Goldman Sachs & Co. LLC and the Goldman Sachs Funds is 200 West Street, New York, New York 10282. The address for the West Street GPs is Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807.

Plan of Distribution

We are registering the shares of common stock that may be issued upon exercise of the Warrants and shares of common stock that may be issued upon redemption of the Redeemable Preferred Stock in connection with certain change-of-control transactions to permit the resale of such shares by such holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of such shares of common stock, nor will we receive any proceeds from the selling stockholders upon exercise of the Warrants, except to the extent we elect to require the holders of Warrants to pay the exercise price in cash rather than using a cashless “net” exercise in connection with the exercise of any of the Warrants.

The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales. The selling stockholders and certain of their successors, including certain transferees and assignees, donees and pledgees, may make sales of the shares of common stock included in this prospectus from time to time through one or more methods specified herein or through a combination of any of such methods or any other method permitted by to applicable law. Such offers and sales may be made directly to purchasers, through underwriters, to dealers, or through agents, on any stock exchange on which the shares are listed or otherwise at prices and under terms prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale, at privately negotiated prices or any other method permitted by law. Such sales may be effected by a variety of methods, including the following:

•	in market transactions or on any national securities exchange or quotation service or over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	in privately negotiated transactions;

•	through one or more underwriters on a firm commitment or best-efforts basis, including through overnight underwritten offerings, block trades or bought deals;

•

through the writing or settlement of options or other hedging transactions (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of certain short sales;

•	through purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	via a block trade in which the broker-dealer may attempt to sell the shares as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•	in a public auction;

•	through transactions in which a broker-dealer may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent;

•	in an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares are then listed or to or through a market maker other than on that stock exchange;

•	through any combination of the foregoing; or

•	through any other method permitted by applicable law.

The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares short and deliver shares covered by this prospectus to close out the short positions or loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling stockholders may also directly make offers to sell some or all of the shares of common stock included in this prospectus to, or solicit offers to purchase such shares from, purchasers from time to time.

If the selling stockholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In connection with those sales, underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares for which they may act as agents. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents.

From time to time, the selling stockholders may sell the shares of common stock included in this prospectus to one or more dealers acting as principals. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the shares to purchasers.

The selling stockholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the shares of common stock included in this prospectus, or to sell such shares in ordinary brokerage transactions, on their behalf. Such broker-dealers may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

The selling stockholders or their respective underwriters, broker-dealers, or agents may make sales of the shares of common stock that are deemed to be an at-the-market offering as defined in Rule 415 of the Securities Act, which includes sales of such shares made directly on or through any stock exchange on which the shares are listed, the existing trading market for the shares, or in the over-the-counter market or otherwise.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock owned by them. In the event of default, the pledgees, secured parties or persons to whom the shares have been hypothecated will, to the extent registration rights are transferable and are transferred upon foreclosure, be deemed to be selling stockholders under this prospectus. The number of shares offered under this prospectus by a given selling stockholder will decrease as and when such events occur. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales, and the shares offered under this prospectus may be used to cover short sales.

In addition to the transactions described above, the selling stockholders may sell the shares of common stock included in this prospectus in compliance with available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. Among other things, the selling stockholders may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

The selling stockholders may decide to sell all or a portion of the securities offered by them pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may transfer, sell or dispose of the securities by other means not described in this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other such persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares being distributed for a period of up to five business days before the distribution. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offering will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We have agreed, subject to the terms of the Registration Rights Agreement, to indemnify, in certain circumstances, the selling stockholders against certain liabilities to which they may become subject in connection with the sale of the shares of common stock included in this prospectus, including liabilities arising under the Securities Act. Each of the selling stockholders has agreed to indemnify us in certain circumstances against certain liabilities to which we may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act. We have also agreed that if the indemnification described above is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such losses, as well as any other relevant equitable considerations, subject to certain limitations as described in the Registration Rights Agreement. We and the selling stockholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of the shares included in this prospectus against certain liabilities to which they may become subject in connection with the sale of such shares, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

We have agreed to pay the expenses of the registration of the shares of common stock offered and sold by the selling stockholders under the registration statement of which this prospectus forms a part, including, but not limited to, all registration and filing fees, fees and expenses of our counsel and accountants, and to reimburse the selling stockholders for any legal fees and expenses reasonably incurred in connection with defending against certain liabilities. The selling stockholders will pay any underwriting discounts and commissions applicable to the shares sold by the selling stockholders.

A prospectus and an accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters of a given offering. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, and the place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in any such prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on or through any stock exchange on which the shares are listed, the existing trading market for the shares, or in the over-the-counter market or otherwise.

Legal Matters

Arias, Fabrega and Fabrega, our Panamanian counsel, will issue a legal opinion relating to the shares of common stock offered through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

Experts

The consolidated financial statements of McDermott appearing in McDermott’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of McDermott’s internal control over financial reporting as of December 31, 2018 (excluding the internal control over financial reporting of certain acquired operations of Chicago Bridge & Iron Company N.V. (“CB&I”)), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of McDermott’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of those acquired operations from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of McDermott as of December 31, 2017 and for the years ended December 31, 2017 and 2016, incorporated in this prospectus by reference from McDermott’s Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Unless otherwise stated in any prospectus supplement relating to an offering by selling stockholders, all expenses in connection with the offering described in this registration statement will be paid by us. Except for the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee		$5,959.73
Printing expenses		†
Legal fees and expenses		†
Accounting fees and expenses		†
Miscellaneous		†

Total	$	†

†

Estimated expenses are not presently known. An estimate of the aggregate amount of these expenses will be reflected in any applicable prospectus supplement. The foregoing sets forth the general categories of expenses that McDermott anticipates it will incur in connection with the offering of securities under this Registration Statement.

Item 15. Indemnification of Directors and Officers.

Panama Law

Under the Civil Code of the Republic of Panama, an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of the agent’s principal. This provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. According to Arias, Fabrega and Fabrega, our Panamanian counsel, Panamanian law does not recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders, which McDermott believes is difficult to achieve in a public company.

Articles of Incorporation and By-Laws

Article VI of our by-laws provides for the indemnification of officers and directors as follows:

ARTICLE VI

Indemnification

Section 1. Each person (and the heirs, executors and administrators of such person) who is or was a director and/or officer of the Company, whether elected or appointed (each such person being an “Indemnitee”), shall in accordance with Section 2 of this Article VI be indemnified and held harmless by the Company to the fullest extent permitted by applicable law in effect on the date of amendment and restatement of these By-Laws, and to such greater extent as applicable law may thereafter permit, including against any and all losses, liabilities, costs, damages and reasonable expenses that may be paid or incurred by such Indemnitee in connection with or resulting from any actual or threatened claim, action, suit or proceeding (whether brought by or in the right of the Company or otherwise), civil, criminal, administrative or investigative, or in connection with an appeal relating thereto, in which such Indemnitee may become involved, as a party or otherwise, by reason of such Indemnitee being or having been a director or officer of the Company or, if such Indemnitee shall be serving or shall have served in such capacity at the request of the Company, as a director, officer, employee or agent of another corporation or any partnership, joint venture, trust or other entity whether or not such Indemnitee continues to be such at the time such liability or expense shall have been paid or incurred, provided such Indemnitee acted, in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and in addition, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. As used in this ARTICLE VI, the terms, “liability” and “expense” shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, such director or officer. The termination of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, or investigative, by judgment, settlement (whether with or without court approval), conviction or upon a plea of guilty or nolo contendere, or its equivalent, shall not create a presumption that such Indemnitee did not meet the standards of conduct set forth in this Section 1.

Section 2. Every Indemnitee shall be entitled to indemnification under Section 1 of this ARTICLE VI with respect to any claim, action, suit or proceeding of the character described in such Section 1 in which he or she may become in any way involved as set forth in such Section 1, if (i) he or she has been wholly successful on the merits or otherwise in respect thereof, or (ii) the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to (or who have been wholly successful with respect to) such claim, action, suit or proceeding, finds that such Indemnitee has met the standards of conduct set forth in such Section 1 with respect thereto, or (iii) a court determines that he or she has met such standards with respect thereto, or (iv) independent legal counsel (who may be the regular counsel of the Company) deliver to the Company their written advice that, in their opinion, he or she has met such standards with respect thereto.

Section 3. For every such Indemnitee who has become or been threatened to become, a party to any actual or threatened claim, action, suit or proceeding of any kind that might give right to such Indemnitee to indemnification under Section 1 of this Article VI (each, a “Matter”), the Company will advance all expenses reasonably incurred by or on behalf of that Indemnitee in connection with that Matter, provided that that Indemnitee shall have delivered an undertaking by or on behalf of that person to repay to the Company any expenses so advanced if it is ultimately determined that that Indemnitee is not entitled to be indemnified by the Company under that Section 1 in respect of those expenses. The Company will accept any such undertaking of any such Indemnitee without regard to the financial ability of such Indemnitee to make such payment. Notwithstanding the foregoing, this Section 3 will not require the Company to advance expenses with respect to any Matter initiated by or on behalf of any such Indemnitee against the Company or any of its subsidiaries, whether as an initial action or by counter or similar claim, without the prior approval of the Board of Directors. The provisions of this Section 3 shall inure to the benefit of the heirs, executors and administrators of any person entitled to the benefits of this Section 3. No amendment to this Section 3, directly or by amendment to any other provision of these By-Laws, shall have any retroactive effect with respect to any Matter arising from or based on any act or omission to act by any person which occurs prior to the effectiveness of that amendment.

Section 4. The Company, by adoption of a resolution of the Board of Directors, may indemnify and advance expenses to a person who is an employee, agent or fiduciary of the Company including any such person who is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other corporation or any partnership, joint venture, trust or other entity to the same extent and subject to the same conditions under which it may indemnity and advance expenses to an Indemnitee under this ARTICLE VI.

Section 5. The rights of indemnification under this ARTICLE VI shall be in addition to any rights to which any such Indemnitee may otherwise be entitled by contract or as a matter of law.

Section 6. If any provision or provisions of this ARTICLE VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this ARTICLE VI shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Additionally, our articles of incorporation contain a provision that eliminates the personal liability of each director to the Company or its stockholders for monetary damages for breach of the director’s fiduciary duty as a director, except for liability for (1) any breach of the director’s duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or an unlawful stock purchase or redemption or (4) any transaction from which that director derived an improper personal benefit. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care.

Indemnification Agreements and Insurance

Agreements McDermott may enter into with underwriters, dealers and agents who participate in the distribution of securities of McDermott may contain provisions relating to the indemnification of McDermott’s officers and directors.

McDermott also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of McDermott.

McDermott maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16. Exhibits.*

Exhibit No.	Description of Exhibit

**3.1	McDermott International, Inc.’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to McDermott International, Inc.’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 filed with the SEC on May 11, 2018 (Reg. No. 333-222662)).

**3.2	McDermott International, Inc.’s Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to McDermott International, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 1-08430)).

**3.3	Certificate of Designation of 12% Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 to McDermott International, Inc.’s Current Report on Form 8-K filed on October 30, 2018 (File No. 1-08430)).

5.1	Opinion of Arias, Fabrega and Fabrega.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Arias, Fabrega and Fabrega (included in Exhibit 5.1).

24.1	Powers of Attorney of directors and officers of McDermott International, Inc. (included on the signature pages of the Registration Statement).

*

McDermott will file as an exhibit to a Current Report on Form 8-K (1) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (2) any additional required opinions of counsel with respect to legality of the securities offered hereby and (3) any required opinion of counsel to McDermott as to certain tax matters relative to the securities offered hereby.
**	Incorporated by reference to the filing indicated.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, McDermott International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 25, 2019.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ David Dickson
David Dickson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints David Dickson, Stuart Spence and John Freeman, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of McDermott International, Inc., to sign any and all amendments (including post-effective amendments) to this registration statement, and all documents or instruments necessary or appropriate to enable McDermott International, Inc. to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 25, 2019.

Signature	Title

/s/ David Dickson David Dickson	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stuart Spence Stuart Spence	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Chris Krummel Chris Krummel	Global Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)

/s/ Forbes I.J. Alexander Forbes I.J. Alexander	Director

/s/ Philippe Barril Philippe Barril	Director

/s/ John F. Bookout, III John F. Bookout, III	Director

/s/ L. Richard Flury L. Richard Flury	Director

Signature	Title
/s/ W. Craig Kissel W. Craig Kissel	Director

/s/ Gary P. Luquette Gary P. Luquette	Director, Non-Executive Chairman

/s/ James H. Miller James H. Miller	Director

/s/ William H. Schumann, III William H. Schumann, III	Director

/s/ Mary L. Shafer-Malicki Mary L. Shafer-Malicki	Director

/s/ Marsha C. Williams Marsha C. Williams	Director